Exhibit No. 3
Form 10-SB
Cluster Technology Corp.

                      EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT (the "Agreement") effective as of the 2nd day of November, 1998, is mad and entered into by and between CLUSTER TECHNOLOGY CORP., a Delaware corporation ( the "Company" or "Employer") and JIM GIBSON ("Employee") who is appointed to the position of President & CEO.

                            Recitals

     A. Employer is a company, which directly or through its subsidiaries develops, manufactures, and/or markets health and related consumer products and services;
     B. Employee has been engaged in and has experience in the above-designated business and the necessary experience with management of a public company;
     C. The Company desires to provide for the employment of Employee, to clearly set forth the relationship between the parties, and to restrict Employee from using certain confidential information and from competing with the Employer in the future.


                            Agreement

     NOW THEREFORE, in consideration of the foregoing recitals which are incorporated as a part of this Agreement, and of the mutual covenants contained herein and the mutual benefits to be derived hereunder, the parties agree as follows:

     1.   Employment.    Employer hereby employs Employee to
perform those duties generally described in this Agreement, and Employee hereby accepts and agrees to such employment on the terms and conditions hereinafter set forth.

     2.   Duties:   Employer hereby employer Employee to serve in
such offices and perform those duties as shall, from time to time, be determined by Employer's board of directors. Employee agrees to serve as an executive officer of the Employer or any of its subsidiary corporations without compensation except as set forth herein. Employee shall devote substantially all of his working time and efforts to the business of Employer and any other of Employer's parent and subsidiary corporations, if any, and shall not during the term of this Agreement be engaged in any other substantial business activities which will significantly interfere or conflict with the performance of his duties hereunder. Employee agrees that he will at all times faithfully, industriously, and to the best of his ability, experience, and talents, perform all of the duties that may be required of and from him pursuant to the express and explicit terms hereof.

     3.   Term.          The term of this Agreement shall
commence on the date hereof and continue through January 1st, 2002.

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     4.   Compensation   For all services rendered by the
Employee during the Initial Term, Employer shall pay to Employee a salary of $10,000 per month for the period ending December 31,1998 and then $14,167 per month for the six-month period ending June 1st ,1999. On or before June 1st, 1999, the Employee and the Board of Directors shall convene to evaluate the current salary compensation of the Employee. Any review of salary and subsequent increases shall be at the best interest of the Company and mutually agreed between the Employee and the Board of Directors. Salary for any year during the term of this Agreement shall be payable monthly in accordance with the payroll procedures established by Employer for all its employees. The salary to Employee shall be subject to withholding and other applicable taxes.

     5. Bonus Compensation. The Company proposes to engage in the business of manufacturing and selling of equipment consisting of the DRS System for decompression of the lower back, which typically sells for $90,000. For each sale of the DRS System, within North America and Greece beginning with and including the month of November 1998, the Company shall pay to the Employee a bonus. The bonuses shall be paid on the first payroll following the month end, or within 15 days following the end of each such month during the term of this Agreement. The bonus compensation is equal to the product, which is obtained by multiplying the number of DRS Systems sold during the calendar month then ended by $2,000. For purposes of this Agreement, a DRS System sale is defined as those Systems that have been fully funded. Should any DRS System be sold at either a discount, the same percentage discount shall be applied to the bonus compensation payable in respect of the DRS System. All such payments shall be subject to withholding and other applicable taxes.

     6.   Automobile Allowance.    The Company shall pay $1250
per month payable on the first pay-period of every month for use in leasing or purchasing a car for the Employee's use. This number has been grossed up from $1,000 and all such payments shall be subject to withholding and other applicable taxes.

     7.   Employment Benefits.     Employer shall provide, life,
short-term disability, health and medical insurance for Employee in a form and program to be chosen by Employer for its fulltime employees. Employee shall be entitled to participate in all of Employer's benefit plans including but not limited to, long-term disability insurance, any stock option, medical, dental, life insurance, retirement, pension, profit sharing, or other plan as in effect from time to time on the same basis as other employees.

     8. Working Facilities Employer will provide to Employee at Employer's principal offices suitable offices and facilities appropriate for his position and suitable for the performance of his responsibilities.

     9. Expenses. Employer shall bear the cost of all expenses reasonably incurred by the Employee in performing his duties under this Agreement. The payment of such expenses shall, at the option of Employer, be by direct payment to the provider of services or goods in question, or by the reimbursement of Employee for the same. Employer will reimburse Employee for expenses incurred in connection with Employer's business, including, but not limited to, expenses for travel, lodging meals, beverages, entertainment, and other items on

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Employee's
periodic presentation of an account of such expenses. Employee agrees to submit such documentation as may be necessary to substantiate the deductibility of the foregoing expenses for income tax purposes which are permitted under the Internal Revenue Code. Employee agrees to keep such records as are required under the Internal Revenue Code and the Regulations thereunder to enable substantiation of each of the said expenditures and reimbursements. In the event a dispute should arise regarding any matter set forth in this paragraph 9, the determination shall be final and binding on all parties hereto.

     10. Covenant Not to Compete. During the period of this Agreement, and for a period of one year after termination of this Agreement, except in the event of breach of this Agreement by Employer, Employee agrees that he will not directly or indirectly engage in, assist perform services for, establish or open, or have any equity interest (other than ownership of 10% or less of the outstanding stock of any corporation listed on the New York or American Stock Exchange or included in the National Association of Securities Dealers Automated Quotation system), in any person, firm corporation, or business entity (whether as an employee, officer director, agent security holder, creditor consultant, or otherwise), that engages in the business in which Employer or any of its subsidiaries is engaged, or any other activity or business in which Employer or any of its subsidiaries is engaged or in which it expressly proposes to become engaged at the termination of this Agreement, within any territory or area in which Employer or any of its subsidiaries is at present conducting business and also any territories and areas in which Employer or any of its subsidiaries where Employee knows that Employer or any of its subsidiaries intends to extend and carry on business by expansion of its or their activities. This covenant not to compete shall not be construed as restricting Employee's right to own shares in any company or limited partnership or business entity, provided they do not perform services for, or participate in any way in the management of, a business entity which competes in the manner outlined above. The parties intend that the covenant contained in this paragraph shall be construed as a series of separate covenants, one for each market area in which Employer or any of its subsidiaries provides goods and/or services. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenants contained in this paragraph. If in any judicial proceeding, a court shall refuse to enforce any of the separate covenants deemed included in this paragraph, then the unenforceable covenants shall be deemed eliminated from these provisions for the purpose of those proceedings to the extent necessary to permit the remaining separate covenants (meaning the remaining market areas) to be enforced. This covenant shall survive the termination of this Agreement.

     11.  Non-Disclosure of Information.      In further
consideration of employment and the continuation of employment by Employer, Employee agrees as follows:
          (a) Employee will not, directly or indirectly, during or after the term:

               (i)   use for his own benefit or give to any
           person not authorized by Employer to receive or use such information, except for the sole benefit of Employer, any of Employer's proprietary data, information, marketing or installation plans, procedures, results, methods, ideas, processes, or research and development;

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               (ii)  use for his own benefit or give to any
           person not authorized by Employer to receive it, any plans or specifications, customer lists, data, study, table, report, written technical information, or the like owned by Employer, or any copy thereof, or

               (iii)     use for his own benefit or give to any
                    persons not authorized by Employer to receive it any information that is not generally known to anyone other than Employer, or that is designated by Employer as "Limited", "Private", or "Confidential", or similarly designated.

          (b) Employee will keep himself informed of Employer's policies and procedures for safeguarding Employer's property, including proprietary data and information, and will strictly comply with those policies and procedures at all time. He will not, except when authorized by Employer, remove any of Employer's property from Employer's premises. He will return to Employer, immediately upon termination of employment, all of Employer's property in his possession or control.

     12.  Disability     If Employee is unable to perform his
services by reason of illness or incapacity for a period of more than six consecutive months, the compensation thereafter payable to him during the second consecutive six-month period, one-fourth of the salary Employee would have received for a six-month period provided for in paragraphs 4 and 5; provided, however, that no such compensation shall be payable after the termination of this Agreement. Notwithstanding the foregoing, if such illness or incapacity does not cease to exist within such 18-consecutive-month period, as determined by a physician selected by the Employer and Employer may thereupon terminate this Agreement. If Employee desires to return to work, but there is a dispute as to whether he is able to perform his duties hereunder, the issue shall be submitted to arbitration as provided in paragraph 26 hereof.

     13.  Termination for Cause.   Except as set forth in the
foregoing paragraph or due to the death of Employee, Employer may not terminate this Agreement during its term without a showing the Employee has materially breached its terms, Employee has been grossly negligent in the performance of his duties, Employee has failed to meet standards established by Employer for the performance of his duties, or Employee has engaged in material willful or gross misconduct in the performance of his duties hereunder.

     14. Termination Upon Transfer of Business. Notwithstanding any provision of this Agreement to the contrary, Employee may terminate this Agreement, including the covenant not to compete, upon the happening of any of the following events:

     (a) The sale by Employer of substantially all of its assets to a single purchaser or to a group of associated purchasers;

     (b) or The sale, exchange, or other disposition to a single entity or group of entities under common control in one transaction or series of related transactions of greater than 50% of the outstanding shares of Employer's common stock;

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     (c)  or The decision by Employer to terminate its business and liquidate its assets;

     (d) or The merger or consolidation of Employer in a transaction in which the shareholders of the Employer immediately prior to such merger or consolidation receive less than 50 percent of the outstanding voting shares of the new or continuing corporation. In the event Employee elects to terminate this Agreement, as a condition precedent to the happened in of any of the events noted above, Employer shall make as single sum payment to Employee as provided in paragraph 15 of this Agreement.

     In the event Employee does not elect to terminate this Agreement upon the happening of any of the events noted above, and as a result of such event, Employer is not the surviving entity, then the provisions of this Agreement shall inure to the benefit of and be binding upon the surviving or resulting entity. If as a result of the merger, consolidation, transfer of assets, or other event listed above, the duties of Employee are increased, then the compensation of Employee provided for in paragraph 4 of this Agreement shall be reasonably adjusted upward to compensate for the additional duties and responsibilities assumed.

     15. Termination Payment. In the event that the Employee's employment is terminated by the Employer during the term hereof for reasons other than cause as defined paragraph 13, or is terminated by Employer as provided in paragraph 14, the Employee shall be compensated by the Employer through a single sum payment of $200,000.

     16.  Death During Employment.   If the Employee dies during
the term of the employment, Employer shall pay to the estate of Employee the compensation which would otherwise be payable to Employee up to the end of the month in which his death occurs.

     17.  Nontransferability.   Neither Employee, his spouse, his
designated contingent beneficiary, nor their estates shall have any right to anticipate, encumber, or dispose of any payment due under this Agreement. Such payments and other rights are expressly declared nonassignable and nontransferable except as specifically provided herein.

     18. Indemnification. Employer shall indemnify Employee and hold him harmless from liability for acts or decisions made by him while performing services for Employer to the greatest extent permitted by applicable law. Employer shall also use its best efforts to obtain coverage for Employee under any insurance policy now in force or hereafter obtained during the term of this Agreement insuring officers and directors of Employer, in amounts acceptable to employee, against such liability.

     19. Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party.

     20.  Entire Agreement.   This Agreement is and shall be
considered to be the only agreement or understanding between the parties hereto with respect to the employment of Employee by Employer. All negotiations, commitments, and understandings
acceptable to both parties have been incorporated herein.   No
letter, telegram, or communication passing between the parties hereto shall be deemed a part of this Agreement; nor shall it have the effect of

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modifying or adding to this agreement unless
it is distinctly stated in such letter, telegram, or communication that it is to constitute a part of this Agreement and is to be attached as a rider to this Agreement and is signed by the parties to this Agreement.

     21.  Modification of Contract.   This Agreement cannot be
modified by tender, acceptance or endorsement of any instrument of payment, including check. Any words contained in an instrument of payment modifying this contract, including a waiver or release of any claims, or a statement referring to paying in full is void. This Agreement can only be modified in a separate writing, other than an instrument of payment, signed by the parties.

     22. Counterparts and Headings. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. All headings in this Agreement are inserted for convenience of reference and shall not affect its meaning or interpretation.

     23. Cooperation. The parties shall deal with each other in good faith, good faith meaning honesty in fact and the observance of all commercial standards of fair dealing and usage's of trade which are regularly observed within the industry.

     24. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

     25.  Notices.   Any notice, request, instruction, report or
other document to be given to the parties shall be in writing and delivered personally or sent by certified mail, postage prepaid,

          if to Jim Gibson:             9826 Quail Cove Court
                                   Windermere, Florida  34786

          if to Cluster Technology Corp:     250 International
Parkway, Suite 200
                                   Heathrow, Florida  32746

or at such other address as any party shall specify to the other party in writing.

     26.  Arbitration.   In the event of dispute or controversy
between the parties as to the performance hereof, this Agreement shall be and remain in full force and effect and all terms hereof shall continue to be complied with by both parties, it shall be submitted to two arbitrators, one to be appointed by each, and if those arbitrators do not agree, they select a third interested and competent person to act with them, and the decision of the three, or a majority of them, shall be final and conclusive. If either party does not appoint an arbitrator as aforesaid within 90 days after receipt of notice to the other that it desires arbitration, which notice shall state the name and address of the arbitrator appointed by such other, and does not within such period furnish to such other party the name and address of the second arbitrator, then the arbitrator first named shall appoint a disinterested and competent arbitrator for the party thus defaulting, and the two arbitrators so appointed shall select a third to act with them as aforesaid and with like effect.

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Cost
or arbitration shall be borne by the parties equally. Judgment upon the reward rendered may be entered in any court having jurisdiction thereof.

     27.  Enforcement.   Employee acknowledges that any remedy at
law for breach of paragraph 10 and 11 would be inadequate, acknowledges that Employer would be irreparably damaged by an actual or threatened breach thereof, and agrees that Employer shall be entitled to an injunction restraining Employee from any actual or threatened breach of paragraphs 10 and 11 as well as any further appropriate equitable relief without any bond or other security being required. In addition to the foregoing, each of the parties hereto shall be entitled to any remedies available in equity or by statute with respect to the breach of the terms of this Agreement by the other party.

     28.  Governing Law.   This Agreement shall be governed by
and interpreted in accordance with the laws of the state of Florida.

     29.  Severability.   If and to the extent that any court of
competent jurisdiction holds any provision or any part thereof of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity of the remainder of this Agreement.

     30.  Waiver.   No failure by an party to insist upon the
strict performance of any covenant, duty, agreement, or condition of this Agreement or to exercise any right or remedy consequent upon a breach hereof shall constitute a waiver of any such breach or of any other covenant, agreement, term, or condition.

     IN WITNESS WHEREOF, the parties have executed this Agreement at Heathrow, Florida, the day and year first above written.

CLUSTER TECHNOLOGY CORP.:               EMPLOYEE:

/s/ Duly Authorized Director, Carlos Becera        /s/ Jim Gibson

/s/ Duly Authorized Director, David Williams

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